Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2013 RESULTS

Bethpage, N.Y., May 9, 2013 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2013.  Please note that in connection with the anticipated sale of Bresnan Broadband Holdings, LLC (Bresnan Cable) to Charter Communications Operating, LLC, operating results of Bresnan Cable are reflected in the Company's consolidated financial statements as discontinued operations for all periods presented.

First quarter consolidated net revenues decreased 0.8% to $1.524 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 26.9% to $343.4 million and consolidated operating income decreased 63.1% to $91.3 million, all compared with the prior year period.

Operating highlights for the first quarter 2013 include:

•	Customer relationship additions of approximately 5,200.
•	High-Speed Data and Voice customer additions of approximately 22,800, each.
•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $156.34, an increase of $2.06 or 1.3% compared to the prior year period.

Cablevision President and CEO James L. Dolan said, “Cablevision started the year off delivering sequential growth in our customer relationship, high-speed data and voice subscriber metrics, all while continuing to recover from the impact of Superstorm Sandy.  In the second quarter, we anticipate the positive impact of our recent pricing moves as well as an improved advertising outlook to lead to sequential improvement in our AOCF.  As we move through 2013, our ongoing efforts to enhance our customers’ experience with our products and services will continue, and we will remain focused on balancing these operational initiatives with our financial performance.”

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Lightpath” branded commercial data and voice services.  Please note, Bresnan Cable’s operating results are reflected in the Company's consolidated financial statements as discontinued operations for all periods presented and are not included in the following discussion.

Telecommunications Services net revenues for the first quarter 2013 decreased 0.4% to $1.433 billion, AOCF decreased 21.3% to $413.6 million and operating income decreased 40.5% to $191.5 million, all compared with the prior year period.

Cable Television
Cable Television first quarter 2013 net revenues decreased 0.7% to $1.356 billion principally due to lower video revenues and a decrease in advertising revenues largely offset by the impact of a high-speed data price increase and continued growth of data and voice customers, compared to the prior year period.  AOCF decreased 23.1% to $378.8 million and operating income decreased 42.4% to $179.5 million, all compared with the prior year period.  First quarter 2013 AOCF results reflect the revenue decline as well as higher operating expenses, primarily programming and employee costs.

The following table illustrates the change in the Cable Television customer base in the New York Metro area during the first quarter of 2013:

Customer Data
(rounded to nearest thousand)

	Total December 31, 2012	Net Gain/(Loss)	Total March 31, 2013

Total Customers(a)	3,230	5	3,235

Video	2,893	(5)	2,888
High-Speed Data	2,763	23	2,786
Voice Customers	2,264	23	2,287

Serviceable Passings	4,979	12	4,991

(a) Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath
For first quarter 2013, Lightpath net revenues increased 3.7% to $82.5 million, AOCF increased 6.5% to $34.8 million and operating income increased 13.4% to $12.0 million, each as compared to the prior year period.  First quarter results reflect a 12.8% increase in revenue from Ethernet services compared to the prior year period.

Other
Other primarily consists of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

First quarter 2013 net revenues decreased 5.4% to $95.5 million, AOCF deficit increased by 26.8% to a deficit of $70.3 million and operating loss increased 34.2% to a loss of $100.2 million all compared with the prior year period.  First quarter results reflect a decline of advertising revenues at Newsday and higher corporate costs.

Other Matters
RETURN OF CAPITAL
On May 7, 2013, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on June 14, 2013 to shareholders of record at the close of business on May 24, 2013.

There were no repurchases of stock during the first quarter of 2013.  As of March 31, 2013, the Company had approximately $455 million available under its stock repurchase authorizations.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders.  We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the Company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 36477390/ Conference call replay number (855) 859-2056/ Conference ID Number 36477390 until May 16, 2013

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013(a)	2012(a)

Revenues, net	$1,523,667	$1,535,225

Adjusted operating cash flow	343,363	469,839
Share-based compensation expense	(16,054)	(10,340)
Restructuring credit	365	298
Operating income before depreciation and amortization	327,674	459,797
Depreciation and amortization (including impairments)	236,382	212,364
Operating income	91,292	247,433
Other income (expense):
Interest expense, net	(153,284)	(166,962)
Gain on investments, net	99,458	135,325
Loss on equity derivative contracts, net	(71,716)	(111,194)
Loss on interest rate swap contracts, net	-	(1,645)
Miscellaneous, net	379	544
Income (Loss) from continuing operations before income taxes	(33,871)	103,501
Income tax benefit (expense)	17,221	(39,137)
Income (loss) from continuing operations	(16,650)	64,364
Income (loss) from discontinued operations, net of income taxes	252	(7,260)
Net income (loss)	(16,398)	57,104
Net loss attributable to noncontrolling interests	257	143
Net income (loss) attributable to Cablevision Systems Corporation stockholders	$(16,141)	$57,247

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.06)	$0.24
Income (loss) from discontinued operations	$-	$(0.03)
Net income (loss)	$(0.06)	$0.21
Basic weighted average common shares (in thousands)	259,500	267,419

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.06)	$0.24
Income (loss) from discontinued operations	$-	$(0.03)
Net income (loss)	$(0.06)	$0.21
Diluted weighted average common shares (in thousands)	259,500	274,038

Amounts attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations, net of income taxes	$(16,393)	$64,507
Income (loss) from discontinued operations, net of income taxes	252	(7,260)
Net income (loss)	$(16,141)	$57,247

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Three Months Ended March 31,
	2013(b)	2012(b)

Net cash provided by operating activities(c)	$185,922	$205,499
Less: capital expenditures(d)	(237,520)	(188,434)
Consolidated free cash flow from continuing operations	$(51,598)	$17,065

(a)	See Non-GAAP Financial Measures on page 3 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2013(a)	2012(a)	Change

Cable Television	$1,355,797	$1,365,350	(0.7)%
Lightpath	82,476	79,533	3.7%
Eliminations(b)	(4,783)	(5,040)	5.1%
Telecommunications	1,433,490	1,439,843	(0.4)%
Other(c)	95,534	100,958	(5.4)%
Eliminations(d)	(5,357)	(5,576)	3.9%
Total Cablevision	$1,523,667	$1,535,225	(0.8)%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable Television	$378,772	$492,540	(23.1)%	$179,467	$311,499	(42.4)%
Lightpath	34,844	32,719	6.5%	12,042	10,618	13.4%
Telecommunications	413,616	525,259	(21.3)%	191,509	322,117	(40.5)%
Other(e)	(70,253)	(55,420)	(26.8)%	(100,217)	(74,684)	(34.2)%
Total Cablevision	$343,363	$469,839	(26.9)%	$91,292	$247,433	(63.1)%

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.
(b)	Represents intra-segment revenues.
(c)	Represents revenues of Newsday, Clearview Cinemas, News 12 Networks, Cablevision Media Sales Corp., and certain other entities.
(d)	Represents inter-segment revenues.
(e)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp., and certain other items.  In addition, amounts include costs historically allocated to Bresnan Cable that may not be eliminated as a result of the Bresnan Cable sale.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS(a)
(Unaudited)

CABLE TELEVISION	March 31, 2013(b)	December 31, 2012(c)	March 31, 2012

(in thousands)
Customer Relationships(d)	3,235	3,230	3,266
Video Customers	2,888	2,893	2,952
High-Speed Data Customers	2,786	2,763	2,733
Voice Customers	2,287	2,264	2,235

Serviceable Passings (in thousands)(e)	4,991	4,979	4,932

Penetration
Customer Relationships to Serviceable Passings	64.8%	64.9%	66.2%
Video Customers to Serviceable Passings	57.9%	58.1%	59.9%
High-Speed Data Customers to Serviceable Passings	55.8%	55.5%	55.4%
Voice Customers to Serviceable Passings	45.8%	45.5%	45.3%

Revenues for the three months ended (dollars in millions)
Video(f)	$767	$764	$801
High-Speed Data	330	302	303
Voice	209	207	205
Advertising	27	43	32
Other(g)	23	25	24
Total Cable Television Revenue	$1,356	$1,341	$1,365

Average Monthly Cable Television Revenue per Customer Relationship (“RPC”)(h)	$139.80	$137.51	$139.57

Average Monthly Cable Television Revenue per Video Customer (“RPS”)(i)	$156.34	$153.22	$154.28

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.
(b)
Includes a net reduction of approximately 6 thousand customer relationships, 5 thousand video, 5 thousand high-speed data and 4 thousand voice customers that were located in the areas most severely impacted by Superstorm Sandy who were unable to be contacted and those whose billing we decided to suspend temporarily during restoration of their homes.

(c)
Includes a net reduction of approximately 11 thousand customer relationships, 10 thousand video, 9 thousand high-speed data and 7 thousand voice customers that were located in the areas most severely impacted by Superstorm Sandy who were unable to be contacted and those whose billing we decided to suspend temporarily during restoration of their homes.  In addition, we suspended our normal collection efforts and non-pay disconnect policy during the storm and estimated the number of accounts that we believe would have been disconnected had we not suspended our policy.  Our customer counts as of December 31, 2012 were reduced accordingly (27 thousand customer relationships, 24 thousand video, 23 thousand high-speed data and 19 thousand voice).

(d)	Represents the number of households/businesses that receive at least one of the Company's services.
(e)	Includes residential and commercial passings.
(f)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(g)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(h)
RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of customer relationships for the quarter.  RPC at December 31, 2012 reflects storm related credits of $33.2 million.

(i)
RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.  RPS at December 31, 2012 reflects storm related credits of $33.2 million.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

March 31, 2013(a)

Cash and cash equivalents	$244,140

Credit facility debt	$3,882,221
Senior notes and debentures	5,490,456
Collateralized indebtedness	600,375
Capital lease obligations and other	74,895
Debt	$10,047,947

LEVERAGE

Debt	$10,047,947
Less: Collateralized indebtedness of unrestricted subsidiaries(b)	600,375
Cash and cash equivalents	244,140
Net debt	$9,203,432

	Leverage Ratios(c)
Consolidated net debt to AOCF leverage ratio(b)(d)	6.7	x
Restricted Group leverage ratio (Credit Facility Test)(e)(f)	4.2	x
CSC Holdings notes and debentures leverage ratio(f)(g)	4.2	x
Cablevision senior notes leverage ratio(f)(h)	6.6	x

(a)
Bresnan Broadband Holdings, LLC results for all periods presented are included in discontinued operations and therefore are not included in the Capitalization and Leverage analysis shown.  The debt to cash flow leverage ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indenture on March 31, 2013 was 5.5x.  The annualized AOCF (as defined) used in the leverage ratio was $175.1 million.

(b)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)	Leverage ratios are based on face amount of outstanding debt.
(d)	AOCF is annualized based on the first quarter 2013 results, as reported.
(e)
Reflects the net debt to cash flow ratio as defined in the new CSC Holdings’ credit facility debt agreement (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which is primarily comprised of Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.561 billion.

(f)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(g)
Reflects the debt to cash flow ratio applicable under CSC Holdings’ senior notes and debentures indentures (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which is primarily comprised of Newsday).  The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.558 billion.

(h)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.9 billion of Cablevision’s senior notes plus $754 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

 CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$83,726	$52,099
Scalable infrastructure	54,337	52,961
Line extensions	5,958	7,124
Upgrade/rebuild	6,287	3,381
Support	48,546	34,984
Total Cable Television	198,854	150,549
Lightpath	26,414	25,655
Total Telecommunications	225,268	176,204
Other(b)	12,252	12,230
Total Cablevision	$237,520	$188,434

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.
(b)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation and Corporate.